UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2024

  DYCOM INDUSTRIES, INC.

(Exact name of Registrant as specified in its charter)

Florida	001-10613			59-1277135
(State or other jurisdiction of incorporation)	(Commission file number)			(I.R.S. employer identification no.)

	11780 U.S. Highway One, Suite 600
	Palm Beach Gardens,	FL	33408
	(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 627-7171

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.33 1/3 per share	DY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐   Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 25, 2024, Dycom Industries, Inc. (the “Company”) appointed Heather M. Floyd as the Company’s Vice President and Chief Accounting Officer. Prior to joining the Company, Ms. Floyd, 45, was employed as Vice President, Finance & Controller for Chromalloy Corporation, a global provider of maintenance, manufacturing and repair services for gas turbine engines. Ms. Floyd also served as the Chief Financial Officer of Basic Fun, Inc. from 2020 until 2021 and held multiple senior finance positions with KLX Energy Services Holdings, Inc. (formerly KLX, Inc. and B/E Aerospace, Inc.) from 2010 until 2021, including as the Vice President, Finance, Corporate Controller & Principal Accounting Officer from December 2014 to September 2020. Ms. Floyd was also a member of the Board of Directors of Molekule Group, Inc. (formerly AeroClean Technologies, LLC) from September 2021 until February 5, 2024. Ms. Floyd holds a Bachelor of Science degree in Accounting and a Bachelor of Business Administration in International Business and Trade from Florida Atlantic University. Ms. Floyd is also a Certified Public Accountant (CPA).

On March 25, 2024, the Company entered into an employment agreement with Ms. Floyd (the “Employment Agreement”) whereby Ms. Floyd will serve as Vice President and Chief Accounting Officer of the Company. The Employment Agreement has an initial term of three years, with automatic one-year extensions thereafter, unless notice of non-renewal is given by either party.

The Employment Agreement provides for a cash sign-on bonus of $50,000, payable on the next regularly scheduled payroll date after March 25, 2024.

During the term of the Employment Agreement, the Company will provide Ms. Floyd with the following compensation and benefits: (i) an annual base salary of $375,000; (ii) an annual bonus in an amount determined in the sole discretion of the Company, with a target bonus opportunity of 50 % of her base salary; (iii) eligibility to participate in long-term incentive plans of the Company, with a potential target award opportunity of 80% of her base salary; (iv) eligibility to participate in all employee benefit plans or programs of the Company and (v) expense reimbursement for out of pocket expenses as she may incur from time to time for and on behalf of the furtherance of the Company’s business.

In the event that the Company terminates Ms. Floyd’s employment without cause Ms. Floyd will be entitled to a cash severance payment equal to her then annual base salary (the “Without Cause Severance Benefits”). The Without Cause Severance Benefits will be paid over the twelve-month period immediately following Ms. Floyd’s termination of employment without cause and in such intervals as she would have received payment of her base salary if she had remained employed with the Company. Ms. Floyd will continue to be eligible to participate in the Company’s health and welfare plans for a period of up to 12 months following her termination of employment by the Company without cause (or a cash payment in lieu of if participation is not permitted), with such participation becoming secondary if Ms. Floyd is eligible to participate in the employee benefit plans of a new employer. If the Company terminates Ms. Floyd’s employment for cause, she will not be entitled to any severance payments other than accrued and vested benefits as required by law.

Payment of severance under the Employment Agreement is contingent upon Ms. Floyd’s execution and delivery of a general waiver and release of claims against the Company. Ms. Floyd is subject to a non-competition and non-solicitation covenants that apply for one-year following her separation from service.

The above summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Ms. Floyd does not have any family relationship with any of the Company’s executive officers or directors and is not a party to any transaction with the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statement and Exhibits.

(d)	Exhibits

10.1	Employment Agreement between Dycom Industries, Inc. and Heather M. Floyd, dated March 25, 2024
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 26, 2024

DYCOM INDUSTRIES, INC. (Registrant)
By:	/s/ Ryan F. Urness
Name:	Ryan F. Urness
Title:	Vice President, General Counsel and Corporate Secretary